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                                                                     EXHIBIT 4.1

                    AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT
                    ---------------------------------------

     Amendment No. 1, dated as of November 18, 1996 (this "Amendment No. 1"), to the Rights Agreement between ABC RAIL PRODUCTS CORPORATION, a Delaware corporation (the "Company") and LA SALLE NATIONAL TRUST, N.A., a national banking association, as Rights Agent (the "Rights Agent"), dated as of September 29, 1995 (the "Rights Agreement").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the parties hereto have entered into the Rights Agreement;

     WHEREAS, the Rights Agreement contains a typographical error in that it references the par value of the preferred stock of the Company as $.01, rather than $1.00 as authorized by the Company's Amended and Restated Certificate of Incorporation;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, without the approval of any holders of Rights Certificates, the parties to the Rights Agreement have agreed to correct provisions in the Rights Agreement that are defective by correcting such typographical error in each place in which it appears in such Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, without the approval of any holders of Rights Certificates, the Company has deemed it necessary, appropriate and desirable, and the parties to the Rights Agreement have agreed, to amend the definition of Acquiring Person (as defined therein) in the Rights Agreement to eliminate the provision that states that an Acquiring Person shall not include any Affiliate (as defined therein) of the Company and to replace it with a provision that states that an Acquiring Person shall not include any Subsidiary (as defined therein) of the Company;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     SECTION I. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Rights Agreement.

     SECTION II. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

     2.01. The words "Series A Junior Participating Preferred Stock, par value $.01 per share" in each and every place in which they appear in the Rights Agreement, including in Exhibits A, B and C thereto, are hereby amended by replacing such words with the words "Series A Junior Participating Preferred Stock, par value $1.00 per share".

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          2.02  The words "'Series A Junior Participating Preferred Stock,' par value $.01 per share" in each and every place in which they appear in the Rights Agreement, including in Exhibits A, B and C thereto, are hereby amended by replacing such words with the words "'Series A Junior Participating Preferred Stock,' par value $1.00 per share".

          2.03 The words "preferred stock, par value $.01 per share" in each and every place in which they appear in the Rights Agreement, including in Exhibits A, B and C thereto, are hereby amended by replacing such words with the words "preferred stock, par value $1.00 per share".

          2.04 The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended by amending and restating such definition in its entirety as follows:

          "'Acquiring Person' shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an 'Acquiring Person' as the result of
     (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding, or (ii) the acquisition by such Person of newly-issued Common Shares directly from the Company (it being understood that a purchase from an underwriter or other intermediary is not deemed for purposes hereof to be a purchase directly from the Company); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company or the receipt of newly-issued shares directly from the Company and shall, after such share purchases or direct issuance by the Company, become the Beneficial Owner of any additional Common Shares of the Company (and thereafter remains a Beneficial Owner of 15% or more of the Common Shares of the Company), then such Person shall be deemed to be an 'Acquiring Person'; provided further, however, that any transferee from such Person who becomes the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding shall nevertheless be deemed to be an 'Acquiring Person.' Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an 'Acquiring Person,' as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable (and in any event within ten business days after notification by the Company) a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an 'Acquiring Person' for any purposes of this Agreement."

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     SECTION III.  Miscellaneous.

     3.01. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

     3.02. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     3.03. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     3.04. Ratification. This Amendment No. 1 is limited as specified and shall not constitute a modification, acceptance, consent or waiver of any other provision of the Rights Agreement. The Rights Agreement, including the Exhibits thereto, as hereby amended is in all respects ratified and confirmed, and all the rights and powers created thereby or thereunder shall be and remain in full force and effect. From and after the date hereof, all references in the Rights Agreement, the Exhibits thereto and all other documents related to the Rights Agreement shall be deemed to be references to the Rights Agreement after giving effect to this Amendment No. 1.

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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.


Attest:                                ABC RAIL PRODUCTS CORPORATION


By: /s/ Jo Ellen Woomer                By: /s/ D. Chisholm MacDonald
   --------------------------------       --------------------------------
        Name: Jo Ellen Woomer                  Name: D. Chisholm MacDonald
        Title: Executive Assistant             Title: Senior Vice President &
                                                      CFO


Attest:                                LA SALLE NATIONAL TRUST, N.A.,


By: /s/ Diane Swanson                  By: /s/ Sarah H. Webb
   --------------------------------       --------------------------------
        Name: Diane Swanson                    Name: Sarah H. Webb
        Title: Assistant Secretary             Title: Group Vice President


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